Exhibit 4.4

Consulting Agreement

This Agreement is made and entered into as of the 29th day of June, 2021 (the “Effective Date”) by and between BYND Cannasoft Enterprises Inc., (the “Company”), and Yftah Ben Yaackov (the “Consultant”).

Recital

The Company desires to engage individuals with business and technical expertise to serve as consultants to the Company. The Consultant has the requisite expertise and is willing to serve as a consultant to the Company. Therefore, the Company and the Consultant desire to enter into this Agreement.

Agreement

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the Company and the Consultant agree to the following:

1. Engagement of Services; Compensation.

1.1	The Company hereby appoints the Consultant as a consultant. The Consultant, pursuant to the provisions of this Agreement, agrees to serve as a consultant to the Company. Such services will include services related to the construction of the Company’s proposed medical cannabis farm together with such other financial, strategic or other advice as the parties may mutually agree (all the foregoing shall collectively be referred to herein as the “Services”). The Consultant will perform the Services for the Company in good faith and to the best of the Consultant’s ability.

1.2	In consideration of the foregoing Services, the Company will pay the Consultant a consulting fee of $18,400 per month.

2. No Conflicting Obligation; Publication.

2.1	The Consultant hereby certifies that the Consultant’s performance of all of the terms of this Agreement and the Services will not breach or conflict with any agreement to keep the proprietary information of another entity in confidence.

2.2	The Consultant certifies that the Consultant has not and will not enter into any agreement either written or oral, in conflict with this Agreement. Absent a conflict of interest, the Consultant is free to provide services to any other entity during the performance of this Agreement.

2.3	Upon learning that the Company is considering entering into a contract or transaction with an enterprise in which the Consultant has a direct or indirect interest, whether individually or as a director, officer, employee, agent or equity owner thereof, the Consultant shall immediately notify the Company of the material facts of his interest in such enterprise. Such notice shall be in writing and given to the Company at the address set forth below unless the Consultant first learns of such contract or transaction at a meeting of the Board or with members of management, in which case such notice shall be given orally at such meeting to all members present.

3. Independent Contractor.

The Company and the Consultant agree that the Consultant is an independent contractor and not an agent or employee of the Company. The Company will not make deductions from the Consultant’s fees for taxes; therefore, the payment of any taxes related to the Consultant’s provision of Services under this Agreement shall be the sole responsibility of the Consultant.

4. Term And Termination.

Unless earlier terminated by the parties, the term of this Agreement shall commence on the Effective Date and shall terminate at the end of ten (10) months, subject to renewal upon the mutual written consent of both parties.

5. Effect Of Termination.

Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that expiration or termination of this Agreement shall not relieve the Consultant from any liability arising from any breach of this Agreement.

6. Compliance with Securities Laws

The Consultant acknowledges and understands that the purchase and sale of securities on the basis of material nonpublic information, commonly referred to as “inside information”, or the selective disclosure of inside information to others who may trade, is prohibited by law. The Consultant agrees to comply with all applicable securities laws and regulations and without limitation, the Consultant will not use any inside information gained through the Consultant’s relationship with the Company to trade in the securities of the Company or any other company to which the inside information may apply.

7. Assignment.

The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided that the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

8. Governing Law; Severability.

This Agreement shall be governed by the laws of the Province of British Columbia. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

9. Complete Understanding; Modification.

This Agreement constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. This Agreement is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

10. Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

Witness Whereof, the parties hereto have executed this Consultant Agreement as of the Effective Date.

BYND Cannasoft Enterprises Inc.

per:	/s/Gabi Kabazo	/s/ Yftah Ben Yaackov
	Gabi Kabazo, CFO	Yftah Ben Yaackov